Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

LHC Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-168977, 333-130600, 333-125713 and 333-190688) on Form S-8 of LHC Group, Inc. of our reports dated March 6, 2014, with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013, annual report on Form 10-K of LHC Group, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 6, 2014